Exhibit 99.2

 September 2020  Libervant Complete Response Letter Update

 The Libervant development program has fully characterized the behavior of buccally-administered diazepam     Study Description  Study Number  Comparative bioavailability profile to Diastat in healthy volunteers   Study 1899Study 1900Study 162021Study 162022Study 172018  Dose proportionality/ Linear pharmacokinetic (PK) behavior of Libervant  Study 162013  Effect of Seizure State on Libervant PK  Study 160326  Comparative bioavailability profile to Diastat in patients  Study 180323  Long term safety profile, >1100 exposures  Study 42-1703  2

 The Libervant Complete Response Letter (CRL) is focused solely on Study 180323    3  While the FDA acknowledged that the overall Cmax geometric mean ratio (GMR) of Libervant versus Diastat in Study 180323 was comparable, some patients in two weight groups showed lower Cmax levels when compared to Diastat:51-62 kg (n=6) (12.5 mg Libervant/ 15.0 mg Diastat)76-87 kg (n=7) (15.0 mg Libervant / 17.5 mg Diastat)The FDA is concerned that the Cmax for patients in those weight groups are too low The FDA also noted that, also in Study 180323, 4 subjects in the weight groups noted above and 1 additional subject in the 63-75 kg weight group had a median Cmax level that was approximately half of the median Diastat level (180 ng/mL vs. 375 ng/mL respectively)The FDA also noted protocol deviations on a small number of blood draws in a limited number of subjects for timepoints at 3 days or laterNo other concerns were cited in the CRL Aquestive plans to request a Type A meeting early in Q4

 4  Study 180323: A Randomized, Open-Label Crossover Study to Evaluate the Pharmacokinetics of Single Doses of Diazepam Buccal Film (DBF) Compared with Diastat Rectal Gel in Adult Subjects on a Concomitant Regimen of Antiepileptic Drugs (AED) for the Treatment of Epilepsy  Libervant demonstrates consistent PK performance, while staying within the observed range of the RLD, across the weight groups  N=6  N=4  N=7  N=11

 The linear PK profile allows the prescriber to adjust dose with predictable impact (Cmax)  5  Figure 14.2.2-38a, Study 162013   Mean (+/-SD) Cmax vs. Dose for Diazepam